NEWS RELEASE


FOR IMMEDIATE RELEASE                                         Stock Symbol: PBCP
 Thursday, July 22, 2004                        Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                           PROVIDENT BANCORP ANNOUNCES
                              QUARTERLY EARNINGS OF
                    $3.7 MILLION, OR $0.10 PER DILUTED SHARE



MONTEBELLO,  NY - July 22,  2004 --  Provident  Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that for the three months ended June 30, 2004, net income was $3.7 million, or $0.10 per diluted share compared to net income of $3.1 million, or $0.09 per diluted share for the three months ended June 30, 2003, an increase of $548,000, or 17.6%. Included in the earnings for the current three-month period are after-tax charges for merger integration costs ($34,000) and amortization of core deposit intangibles ($409,000). Net income for the nine months ended June 30, 2004 was $6.8 million, including after-tax charges of: (i) $3.0 million due to the establishment of the charitable foundation in connection with the second-step conversion in January 2004, (ii) $464,000 in merger integration costs and (iii) $881,000 in amortization of core deposit intangibles. This compares to $8.7 million for the nine-months ended June 30, 2003, which included only $207,000 in after-tax cost of amortization of core deposit intangibles. Diluted earnings per share was $0.18 for the nine months ended June 30, 2004 compared to $0.25 for the same period last year. Earnings per share results for the prior periods have been restated to reflect the 4.4323-to-one conversion ratio as a result of the Company's second-step conversion.

George Strayton, the Company's President and CEO, commented: "I am pleased with the continued growth of our commercial loan portfolio and transaction accounts, which are up during the most recent quarter by $26 million and $24 million, respectively. Growth of products and services are key objectives of our business strategy and contributed to the increase in income in the third quarter.

In addition to continuing to grow our core business and integrating Ellenville National Bank ("ENB"), we have now turned our attention to the merger and integration of Warwick Community Bancorp, Inc. ("Warwick"). We anticipate the merger to be consummated early in October 2004 and a systems conversion shortly thereafter. Once completed, we will have added a branch network of 18 branches, over $1 billion in assets, and approximately 42,000 customers to Provident in a span of approximately nine months."

Total assets as of June 30, 2004 were $1.8 billion, an increase of $608.4 million, or 51.8%, over assets of $1.2 billion at September 30, 2003, and an increase of $668.0 million, or 59.9%, over assets of $1.1 billion at June 30,

2003. The increase over both periods is due primarily to (i) the January acquisition of ENB, whose assets totaled $349.7 million on the merger date (ii) proceeds from the offering in the second-step conversion of $192.2 million, net of related costs and (iii) internal growth of the company.

Net Loans as of June 30, 2004 were $970.6 million, an increase of $267.4 million, or 38.0%, over net loan balances of $703.2 million at September 30, 2003, and an increase of $288.0 million, or 42.2%, over balances at June 30, 2003. Loans acquired from ENB totaled $219.2 million, while allowances for loan losses acquired in connection with ENB were $5.7 million, or 2.6% of ENB's outstanding loan balances. Inclusive of ENB loans acquired, commercial loans increased by $226.8 million, or 89.7%, over balances at September 30, 2003. Consumer loans increased by $44.6 million, or 55.3%, during the nine-month period, while residential loans increased by $2.2 million, or 0.6%. Asset quality continues to be strong. At $5.5 million, or 0.31% of total assets, non-performing assets are up slightly from $4.7 million at September 30, 2003 and $5.4 million at June 30, 2003.

Securities increased by $267.7 million, or 71.5%, to $642.0 million at June 30, 2004 from $374.3 million at September 30, 2003 as the Company invested the majority of the stock subscription funds received in securities. Investments were made primarily in mortgage-backed securities, which increased by $179.1 million, or 84.5%, and in U.S. Government and Federal Agency Securities, which increased by $67.5 million, or 50.6%.

Deposits as of June 30, 2004 were $1.2 billion, up $371.3 million, or 42.7%, from September 30, 2003, and $383.3 million, or 44.7%, from June 30, 2003. Deposits acquired from ENB totaled $326.8 million. As of June 30, 2004 retail and commercial transaction accounts were 29.4% of deposits compared to 25.9% at September 30, 2003 and 25.5% at June 30, 2003.

Stockholders' equity increased by $224.7 million to $342.6 million at June 30, 2004 compared to $117.9 million at September 30, 2003. The Company completed its second-step stock conversion in January, 2004, raising $192.2 million in new capital, net of related costs. In addition, $39.7 million and $4.0 million, respectively, in new stock were issued for the purchase of ENB and for the formation of the charitable foundation. Net income of $6.8 million for the nine-month period also increased capital. Partially offsetting the increases were the payments of cash dividends totaling $3.4 million, the purchase of additional ESOP shares totaling $10.0 million and net declines in accumulated comprehensive income of $7.2 million.

 Income Information - Quarter

Net interest income after provision for loan losses for the three months ended June 30, 2004 was $16.3 million, compared to $11.1 million for the three months ended June 30, 2003, an increase of $5.2 million or 46.9%. The increase in net interest income was largely due to a $540.5 million increase in average earning assets to $1.6 billion during the quarter ended June 30, 2004, as compared to $1.0 billion for the same quarter in the prior year, due primarily to the Ellenville National Bank acquisition, net proceeds from the second-step offering and continued internal growth. The increase in average earning assets was partially offset by a decline in average yield of 46 basis points from 5.62% to 5.16%. A decrease in the average cost of interest bearing liabilities of 22 basis points still resulted in a $512,000 increase in interest expense for the quarter compared to the same quarter in 2003, as average interest-bearing liabilities increased by $336.5 million. On a fully taxable equivalent basis, net interest margin declined by 17 basis points to 4.31%, while net interest spread declined by 22 basis points to 4.02%.

Non-interest income was $2.9 million for both the three months ended June 30, 2004 and June 30, 2003. Gains on the sale of securities were $446,000 for the current three-month period, compared to $811,000 for the same period last year. During the three-month period ended June 30, 2004, the Company also recorded gains on sales of loans totaling $61,000, compared to $394,000 for the same period last year. Excluding the effects of gains on sales of securities and loans, the increase in non-interest income was $685,000, or 40.7%. Banking fees and service charges increased by $714,000, or 59.7%, of which $449,000 was generated from the acquired Ellenville branches. The remaining increase of $265,000 was due primarily to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Other non-interest income decreased by $29,000, or 6.0%, due primarily to lower earnings on the Company's bank owned life insurance ("BOLI") investments.

Non-interest expenses for the three months ended June 30, 2004 increased by $4.3 million, or 46.7%, to $13.5 million, compared to $9.2 million for the three months ended June 30, 2003. The acquisition of ENB in January, 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $1.6 million, or 36.4%, to $6.1 million for the period ended June 30, 2004. Of that amount, $700,000 was attributable to the ENB acquisition and the remainder was due to staff additions for future growth and expansion as well as normal merit increase. An increase in stock-based compensation plans of $147,000, or 35.8%, occurred during the current three-month period primarily due to vesting and allocations of benefit plans at an average common stock value of $10.91 per share for the three months ended June 30, 2004 compared to $7.30 per share for the three months ended June 30, 2003. Occupancy and office operations increased by $523,000, or 39.6%, for the three months ended June 30, 2004, almost all of which was attributable to the acquired Ellenville properties. Professional fees increased by $230,000, or 54.0%, due primarily to fees associated with the Company's compliance with the provisions of Sarbanes-Oxley Section 404, and fees paid to contracted consultants engaged to run day-to-day operations, as the Company's permanent employees focus on the integrations of Ellenville National Bank and Warwick. Amortization of core deposit intangible increased by $578,000 as a result of the ENB deposits acquired. Stationery and office supplies increased by $197,000, or 132.2%, as the new Ellenville branches were stocked. Other expenses increased by $528,000, or 44.7%, due primarily to increases of $136,000, $56,000, $42,000 and
$68,000 in SEC and shareholder-related expenses, courier expenses, correspondent bank expense and postage, respectively. Further, merger integration expenses were $56,000.

Income Information - Nine-months

Net interest income after provision for loan losses increased by $9.8 million, or 29.2%, to $43.4 million for the nine-months ended June 30, 2004 from $33.6 million for the same period in 2003. The increase in interest income reflects an increase in average earning assets of $402.3 million to $1.4 billion, offset by a decline in yield of 78 basis points to 5.12%. The cost of interest bearing liabilities increased by $90,000 as the average balances increased by $212.2 million to $1.0 billion, even though the average rate paid on average interest bearing funds decreased 30 basis points to 1.22%. On a fully taxable equivalent basis, net interest margin decreased from 4.68% to 4.27% and net interest spread declined from 4.42% to 3.95%.

Non-interest income for the nine-month period ended June 30, 2004 increased to $8.5 million, an increase of $1.2 million, or 16.4%, compared to $7.3 million for the same nine-month period last year. Gains on sales of securities and loans were $1.9 million and $231,000, respectively, for the current period, generating a combined decrease of $606,000 from the securities and loan sales gains of $1.9 million and $836,000, respectively, for the same period last year. Banking fees and service charges increased to $5.1 million for the current nine-month period, an increase of $1.7 million, or 49.5%, over the same period last year. The increase is primarily attributable to increases in service fees of $867,000 resulting from the acquired branches, coupled with volume-related increases in service fees on new and existing accounts at the original Provident branches. Other income increased by $127,000, or 11.3%, to $1.3 million for the nine-month period ended June 30, 2004, from $1.1 million for the same period last year. The increase is primarily due to $422,000 in income from the BOLI for the current nine-month period compared to $324,000 for the same period last year, as the BOLI program was only established for six months of fiscal 2003.

Non-interest expenses, excluding the Charitable Foundation contribution of $5.0 million, increased to $36.7 million for the nine-month period ended June 30, 2004, an increase of $9.5 million, or 35.1%, compared to $27.1 million for the same nine-month period last year. Increases in compensation and benefits directly attributable to the acquisition of ENB were $1.2 million and in occupancy and office operations were $564,000. Compensation and benefits increased by an additional $2.3 million, due to annual salary increases and staff additions. Stock-based compensation expense increased by $664,000, or 46.8%, as the company's per share value increased from an average of $7.01 per share for the nine months ended June 30, 2003 to an average of $10.87 per share for the nine months ended June 30, 2004. Also, the Company allocated additional shares related to the $10.0 million ESOP plan purchase. Professional fees increased to $1.7 million for the nine-month period ended June 30, 2004, an increase of $446,000, or 36.7%, over the comparable period in the prior year. The increase is primarily due to the additional fees associated with Sarbanes-Oxley Section 404 compliance, and the fees for contracted consultants engaged during the integration periods of Ellenville National Bank and Warwick. Additional increases in non-interest expense categories for the current year-to-date period are advertising costs of $255,000, or 19.8%, and a volume-related increase of $424,000, or 19.6%, in data and check processing costs. Amortization of intangible assets increased by $1.1 million due to the addition of the ENB core deposit intangible. Other non-interest expense increased by $871,000, or 24.2%, primarily due to increases in SEC and shareholder relations expenses ($160,000), regulatory assessments ($84,000), postage ($150,000) and correspondent bank expense ($123,000).

Provident Bancorp, Inc. has filed a registration statement and other relevant documents concerning the proposed acquisition of Warwick Community Bancorp, Inc. with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Provident Bancorp and Warwick, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by Provident Bancorp, Inc. also can be obtained, when available and without charge, by directing a request to Provident Bancorp, Inc., Investor Relations, attn. Roberta Lenett, 400 Rella Boulevard, Montebello, New York 10901, (845) 369-8082 or to Warwick Community Bancorp, Inc., attn. Barbara A. Rudy - Moore, Senior Vice President, 18 Oakland Avenue, P.O. Box 591, Warwick, New York 10990-0591, 845-986-2206 ext. 2238, or
by sending a request to wsbbar@warwick.net.

Warwick Community Bancorp, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Warwick in connection with the acquisition. Information about the directors and executive officers of Warwick and their ownership of Warwick common stock is set forth in Warwick's most recent proxy statement as filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov) and at Warwick's address in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)

                                                                   June 30, 2004          September 30, 2003        June 30, 2003
                                                                   -------------          ------------------        -------------
Assets:
Cash and due from banks                                               $33,686                   $ 33,500             $  32,473
Federal Funds Sold                                                        ---                        ---                11,000
Total securities                                                      642,028                    374,259               334,700
Loans held for sale                                                     1,385                      2,364                 2,554
Loans:
       One-to four-family residential mortgage loans                  383,012                    380,776               379,794
       Commercial real estate, commercial business
             and construction loans                                   479,689                    252,857               232,563
        Consumer loans                                                125,180                     80,620                81,253
                                                                      -------                   --------              --------
                  Gross loans                                         987,881                    714,253               693,610
        Allowance for loan losses                                    (17,331)                   (11,069)              (11,055)
                                                                      -------                   --------              --------
                  Total loans, net                                    970,550                    703,184               682,555
                                                                      -------                   --------              --------
Federal Home Loan Bank stock, at cost                                   9,755                      8,220                 5,819
Premises and equipment, net                                            16,259                     11,647                11,616
Goodwill                                                               65,823                     13,540                13,540
Core Deposit Intangible                                                 6,219                      1,063                 1,156
Bank owned life insurance                                              13,116                     12,483                12,324
Other assets                                                           23,849                     14,045                 6,961
                                                                      -------                   --------              --------
                   Total assets                                    $1,782,670                 $1,174,305            $1,114,698
                                                                   ==========                 ==========            ==========
Liabilities:
     Deposits:
          Transaction accounts                                       $364,715                  $ 225,376             $ 218,636
          Savings and money market deposits                           530,283                    407,939               406,576
          Certificates of deposit                                     345,829                    236,238               232,322
                                                                      -------                   --------              --------
                    Total deposits                                  1,240,827                    869,553               857,534
                                                                      -------                   --------              --------
     Borrowings                                                       169,552                    164,757               116,732
     Mortgage escrow funds and other                                   29,647                     22,138                24,695
                                                                      -------                   --------              --------
                    Total liabilities                               1,440,026                  1,056,448               998,961
Stockholders' equity                                                  342,644                    117,857               115,737
                                                                      -------                   --------              --------
                    Total liabilities and stockholders' equity     $1,782,670                 $1,174,305            $1,114,698
                                                                    =========                 ==========            ==========

Common shares outstanding at period end (1)                        39,638,415                 35,221,365            35,250,414
Book value per share                                                   $ 8.64                     $ 3.35                $ 3.28


(1) Prior period share information has been adjusted to reflect the 4.4323-to-one conversion ratio in connection with the Company's second step common stock offering in January 2004.

                             Provident Bancorp, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (unaudited, in thousands, except share data)


                                                                        Three Months Ended                 Nine-months Ended
                                                                            June 30,                           June 30,
                                                                      2004            2003               2004            2003
                                                                      ----            ----               ----            ----

Interest and dividend income:
     Loans                                                          $14,300         $ 10,712           $38,651        $ 33,187
     Securities                                                       5,646            3,425            14,633          10,236
     Other earning assets                                                38              115               103             292
                                                                   --------         --------            ------        --------
Total interest and dividend income                                   19,984           14,252            53,387          43,715
                                                                   --------         --------            ------        --------

Interest expense:
     Deposits                                                         2,137            1,831             5,682           6,127
     Borrowings                                                       1,350            1,144             3,719           3,184
                                                                   --------         --------            ------        --------
Total interest expense                                                3,487            2,975             9,401           9,311
                                                                   --------         --------            ------        ---------

Net interest income                                                  16,497           11,277            43,986          34,404
Provision for loan losses                                               225              200               575             800
                                                                   --------         --------            ------        --------
Net interest income after provision for loan losses                  16,272           11,077            43,411          33,604
                                                                   --------         --------            ------        --------

Non-interest income:
     Banking fees and service charges                                 1,910            1,196             5,082           3,399
     Gains on sales of securities available for sale                    446              811             1,894           1,895
     Gains on sales of loans                                             61              394               231             836
     Other                                                              458              487             1,255           1,128
                                                                   --------         --------            ------        --------
Total non-interest income                                             2,875            2,888             8,462           7,258
                                                                   --------         --------            ------        --------

Non-interest expense:
     Compensation and employee benefits                               6,070            4,424            16,523          12,976
     Stock-based compensation plans                                     558              411             2,083           1,419
     Occupancy and office operations                                  1,844            1,321             4,834           3,811
     Advertising and promotion                                          509              378             1,544           1,289
     Professional fees                                                  656              426             1,660           1,214
     Data and check processing                                        1,076              783             2,585           2,161
     Stationery and office supplies                                     346              149               785             392
     Merger integration costs                                            56              ---               773             ---
     Amortization of intangible assets                                  681              103             1,468             345
     Establishment of charitable foundation                             ---              ---             5,000             ---
     Other                                                            1,709            1,181             4,470           3,599
                                                                   --------         --------            ------        --------
Total non-interest expense                                           13,505            9,176            41,725          27,206
                                                                   --------         --------            ------        --------
Income before income tax expense                                      5,642            4,789            10,148          13,656
Income tax expense                                                    1,988            1,683             3,377           4,989
                                                                   --------         --------            ------        --------
Net income                                                         $  3,654          $ 3,106            $6,771         $ 8,667
                                                                   ========         ========            ======       ========

Per common share:
     Basic earnings                                                 $0.10              $0.09             $0.19           $0.25
     Diluted earnings                                                0.10               0.09              0.18            0.25
     Dividends declared                                              0.04               0.04              0.11            0.09

Weighted average common shares (1):
     Basic                                                       37,806,911       34,149,200        36,450,748      34,193,558
     Diluted                                                     38,426,183       34,680,987        37,068,663      34,699,674

(1) Prior period information has been adjusted to reflect the 4.4323-to-one conversion ratio in connection with the Company's second-step stock offering.

Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)


                                                                       June 30,          September 30,         June 30,
                                                                         2004                2003                2003
                                                                  ------------------- ------------------- --------------------
Asset Quality Data:
    Non-performing loans  (NPLs)                                        $5,477              $4,697               $5,370
    Non-performing assets (NPAs)                                         5,477               4,697                5,370
    NPLs as % of total loans                                              0.55%               0.66%                0.77%
    NPAs as % of total assets                                             0.31%               0.40%                0.48%
    Allowance for loan losses as % of NPLs                                 316%                236%                 206%
    Allowance for loan losses as % of total loans                         1.75%               1.55%                1.59%

Capital Ratios:
    Equity to total assets (consolidated)                                19.22%              10.04%               10.38%
    Tier 1 capital ratio (Bank only)                                     11.86%               8.14%                8.34%
    Tier 1 capital consolidated                                          16.04%               8.70%                8.90%


                                                                    Three Months Ended                 Nine-months Ended
                                                                        June 30,                           June 30,
                                                                  2004            2003               2004            2003
                                                             --------------- ----------------    -------------- ---------------
Performance Ratios (annualized):
   Return on:
        Average assets                                            0.82%            1.13%             0.59%           1.09%
        Average common equity                                     4.24%           10.89%             3.51%          10.27%

   Net interest rate spread (tax-equivalent basis)                4.02%            4.24%             3.95%           4.42%
   Net interest margin (tax-equivalent basis)                     4.31%            4.48%             4.27%           4.68%

Average Balance Data:
   Average assets                                            $1,794,947       $1,100,851        $1,540,303      $1,065,414
   Average earning assets                                     1,558,537        1,017,993         1,393,056         990,775
   Average stockholders' equity                                 346,763          114,425           257,904         112,801
